Exhibit 99.1

Consolidated Financial Statements and Report of Independent Certified Public Accountants

Transit Energy Group, LLC and Subsidiaries

December 31, 2021 and 2020

GRANT THORNTON LLP 1415 Vantage Park Drive, Suite 500 Charlotte, NC 28203		REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

D	+1 704 632 3500
F	+1 704 334 7701

Board of Directors

Transit Energy Group, LLC and Subsidiaries

Opinion

We have audited the consolidated financial statements of Transit Energy Group, LLC (a Delaware corporation) and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in members’ capital, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

In performing an audit in accordance with US GAAS, we:

•
Exercise professional judgment and maintain professional skepticism throughout the audit.
•
Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•
Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•
Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•
Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Grant Thornton LLP

Charlotte, North Carolina April 15, 2022

Transit Energy Group, LLC and Subsidiaries

CONSOLIDATED BALANCE SHEETS

December 31,

	2021	2020
ASSETS
Current assets
Cash	$2,638,329	$4,763,130
Accounts receivable, net	14,631,706	6,377,652
Inventory	21,741,314	8,386,059
Other current assets	7,206,151	5,878,159

Total current assets	46,217,500	25,405,000
Property and equipment, net	109,926,774	65,257,705

Fuel supply contract, net	18,620,878	16,548,667

Goodwill	25,266,682	15,368,051

Total assets	$200,031,834	$122,579,423

LIABILITIES AND MEMBERS' CAPITAL

Current liabilities
Accounts payable	$19,989,294	$10,460,866
Accrued expenses	4,189,273	1,962,155
Current portion of deferred revenue	1,081,041	1,004,286
Revolving credit facility	4,000,000
Current portion of long-term debt	3,500,000	35,561,568

Total current liabilities	32,759,608	48,988,875

Long-term liabilities
Long-term debt, net of deferred financing costs and current portion	60,903,417
Subordinated debt - related party	-	26,526,979
Deferred revenue, long term	4,882,495	5,072,738
Deferred gain on sale-leaseback	916,814	-
Asset retirement obligations	9,568,844	6,074,926
Unfavorable market leases	3,014,998	3,276,180

Total liabilities	112,046,176	89,939,698

Members' Capital
Class A members' interests	153,757,773	100,600,000
Class B members' interests	406,168	145,257
Retained deficit	(66,178,283)	(68,105,532)

Total members' capital	87,985,658	32,639,725

Total liabilities and members' capital	$200,031,834	$122,579,423

The accompanying notes are an integral part of these consolidated financial statements.

Transit Energy Group, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31,

	2021	2020
Revenues
Fuel revenue	$558,718,459	$240,085,977
Merchandise and food revenue	96,117,748	61,837,080
Other revenue	15,137,790	12,104,566
Total revenue	669,973,997	314,027,623
Cost of goods sold
Fuel cost of goods sold	524,345,272	221,733,500
Merchandise and food cost of goods sold	68,004,113	43,882,317
Other cost of goods sold	813,513	770,876
Total cost of goods sold	593,162,898	266,386,693
Gross profit	76,811,099	47,640,930
Operating expenses
Selling, general and administrative	67,324,346	51,573,238
Class B members' interest compensation expense	260,911	63,000
Depreciation and amortization	9,084,302	9,972,163
Income (loss) from operations	141,540	(13,967,471)
Other (income) expenses
Other (income) expense	(3,074,007)	326,898
Bargain purchase gain	(1,350,942)	-
Interest expense	2,639,240	7,807,943
NET INCOME (LOSS)	$1,927,249	$(22,102,312)

The accompanying notes are an integral part of these consolidated financial statements.

Transit Energy Group, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF MEMBERS’ CAPITAL

Years ended December 31,

	Class A Members' Interests	Class B Members' Interests	Retained Deficit	Total Members' Capital
Balance, December 31, 2019	$100,600,000	$82,257	$(46,003,220)	$54,679,037
Class B members' interests compensation expense	-	63,000	-	63,000
Net loss	-	-	(22,102,312)	(22,102,312)
Balance, December 31, 2020	100,600,000	145,257	(68,105,532)	32,639,725
Capital contribution	53,157,773	-	-	53,157,773
Class B members' interests compensation expense	-	260,911	-	260,911
Net income	-	-	1,927,249	1,927,249
Balance, December 31, 2021	$153,757,773	$406,168	$(66,178,283)	$87,985,658

The accompanying notes are an integral part of these consolidated financial statements.

Transit Energy Group, LLC and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,

	2021	2020
Cash flows from operating activities:
Net income (loss)	$1,927,249	$(22,102,312)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,084,302	9,972,163
Loss on disposal	1,595,644	1,175,561
Retirement of asset retirement obligation	(733,316)	(1,228,734)
Bargain purchase gain	(1,350,942)	-
Amortization/write-off of deferred financing costs	461,725	4,316,202
Paid-in-kind interest	-	526,979
Allowance for doubtful accounts	193,297	500,000
Class B members' interests compensation expense	260,911	63,000
Accretion of asset retirement obligations	247,234	144,265
Changes in operating activities:
Accounts receivable	(74,909)	737,195
Inventory	(4,257,148)	(140,644)
Other current assets	(991,878)	591,296
Deferred revenue	(113,488)	(1,134,286)
Accounts payable	(343,352)	3,458,641
Accrued expenses	2,227,118	323,045
Net cash provided by (used in) operating activities	8,132,447	(2,797,629)
Cash flows from investing activities:
Purchase of property and equipment	(8,813,763)	(9,502,045)
Proceeds from sale of property and equipment	14,548,526	9,250,000
Proceeds from sale-leaseback	62,819,006	-
Piedmont acquisition	(15,569,058)	-
Market Express acquisition	(43,192,823)	-
Pine Belt acquisition	(30,639,930)	-
Rose Oil acquisition	(48,420,124)	-
Net cash used in investing activities	(69,268,166)	(252,045)
Cash flows from financing activities:
Capital contributions	25,000,000	-
Payment of deferred financing costs	(3,933,308)	(4,316,202)
Borrowings on related party debt	1,630,794	26,000,000
Borrowings on BNP facility	-	61,326,568
Payments on BNP facility	(35,561,568)	(25,765,000)
Payments on JPM facility	(39,115,000)	-
Borrowing on JPM facility	110,990,000	-
Borrowings on Truist revolver	-	89,078,656
Payments on Truist revolver	-	(139,958,527)
Net cash provided by financing activities	59,010,918	6,365,495
NET (DECREASE) INCREASE IN CASH	(2,124,801)	3,315,821
Cash, cash equivalents - beginning of period	4,763,130	1,447,309
Cash, cash equivalents - end of period	$2,638,329	$4,763,130
Supplemental disclosures of cash flow information -
Cash paid during the year for:
Interest	$2,639,240	$2,820,497
Non-cash transactions:
Forgiveness of related party debt	$28,157,773	$-
Measurement period adjustment related to acquisition	$-	$1,604,028

The accompanying notes are an integral part of these consolidated financial statements.

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of a Business and Basis of Presentation

The inception of Transit Energy Group, LLC (TEG or Company) was on May 1, 2019 and incorporated in the state of Delaware. Operations commenced on July 30, 2019, when an agreement was entered into in which a business combination occurred and created the wholly owned operating entities of Energy Carriers, LLC, Energy Distributors, LLC and Flash Market, LLC. As part of this business combination certain assets were contributed to TEG. In conjunction with the accounting for the business combination, the Company applied pushdown accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

The Company and its subsidiaries operate a chain of convenience stores selling petroleum in the Southeastern United States, in the states of Alabama, Arkansas, Missouri, Mississippi, North Carolina, South Carolina and Tennessee and a petroleum distribution division that supplies petroleum to convenience stores and petroleum stations operated by independent outside operators in certain of the foregoing states. The Company has 110 combined company operated, 46 consignment and 145 dealer operated locations as of December 31, 2021.

Accounting Principles

The Company’s consolidated financial statements and accompanying consolidated notes are presented in accordance with U.S. GAAP. Intercompany balances and transactions are eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Revenue Recognition

Upon formation of the business, the Company assessed the impact of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) by evaluating contracts, identifying performance obligations, determining when the performance obligations were satisfied to allow revenue recognition and determining the amount of revenue to recognize. Under ASC 606, revenue is to be recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration expected to be received for those goods or services.

The Company recognizes revenue based on consideration received and/or specified in contracts or agreements with customers when it satisfies its performance obligations by transferring control over products or services to a customer.

Sales tax assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction, that are collected by the Company from a customer, are excluded from revenue. Fuel excise tax imposed by governmental authorities, and collected by the Company from customers, are included in revenue and cost of sales and totaled approximately $82,000,000 and $59,000,000 for the years ended December 31, 2021 and 2020, respectively.

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

Vendor allowances include rebates and other funds received from vendors to promote their products. The Company often receives such allowances on the basis of quantitative contract terms that vary by product and vendor or directly on the basis of purchases made. Rebates are recognized as reductions of costs when products are sold; reimbursements of operating expenses are recorded as reductions of the related expense when earned.

The following is a description of principal activities from which the Company generates its revenue. Generally, goods or services are transferred to our customers at a point in time and any contracts entered into with customers are short-term in nature.

Retail Fuel

The Company sells diesel fuel and gasoline to customers at their convenience stores at prices that are established daily. Retail fuel revenue is recognized at the time the customer takes possession of the fuel, which is when the performance obligation is satisfied. Payment takes place at the time of purchase. In the normal course of business, the Company does not accept product returns.

Wholesale Fuel

The Company sells fuels in bulk quantities and by the truckload (over the rack) to wholesale customers at a fixed price determined at the date of a contract or at variable prices based on a market or index rate. Wholesale fuel revenue is recognized at the time of delivery of the products, depending on shipping terms and title transfer. Contracts with customers state the final terms of the sale, including the description, quantity, and price for goods sold. Payment is typically due in full within three to 40 days of delivery. There is only one performance obligation in each contract. In the normal course of business, the Company does not accept product returns.

Merchandise

The Company sells a variety of food, grocery and other merchandise products and services at stated retail prices in the convenience stores. Merchandise revenue is recognized at the time the customer takes possession of the merchandise, which is when the performance obligation is satisfied. Payment takes place at the time of purchase. In the normal course of business, the Company does not accept product returns.

Other

Other revenue includes freight revenue, ATM and money order fee income, and lottery income. For freight income, the Company recognizes revenue upon delivery to the dealer as all deliveries occur on the same day as shipment. For ATM fee income, the customer pays an ATM fee for withdrawing cash and revenue is recognized at that time. For money orders, the customer pays a money order fee when purchasing a money order and revenue is recognized at that time. Lottery income is recognized at the time of sale to the consumer and the Company collects a commission. Lottery, money order and ATM revenue are recognized net. Revenue is recognized at the time the service is provided, which is when the performance obligation is complete.

Cash

The Company maintains cash balances with financial institutions in the United States. The Federal Deposit Insurance Corporation (FDIC) covers $250,000 for substantially all depository accounts. The Company from time to time may have amounts on deposit in excess of the insured limits.

Accounts Receivable

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

The majority of accounts receivable are typically from dealers, vendors and credit card companies in the ordinary course of business. As such, the Company has not experienced significant write-offs for the years ended December 31, 2021 or 2020. The Company assesses its need for an allowance for potential losses in the collection of its receivables. The Company has a reserve of $693,297 and $500,000 for uncollectable receivables as of December 31, 2021 and 2020, respectively. Receivables are typically due within 30 days and are stated as amounts due. Accounts that are outstanding longer than the payment terms are considered past due. The Company writes off receivable amounts after determination that the balances are uncollectible.

Inventories

Inventory is stated at the lower of cost or net realizable value. Inventory cost is determined using the average cost, net of vendor rebates, using the first-in, first-out (FIFO) basis, which approximates the actual cost of the inventory. The Company periodically reviews inventory for obsolescence and records a charge to cost of revenues for any amounts required to reduce the carrying value of inventories to net realizable value.

Concentration of Credit Risk

Financial instruments that subject us to credit risk consist principally of receivables. The Company maintains allowances for doubtful accounts which the Company believes are sufficient to provide for losses which may be sustained on realization of these receivables. For the years ended December 31, 2021 and 2020, no customers accounted for more than 10% of revenue or receivables.

The Company sources approximately 15% and 37.7% of its fuel from a single vendor for the years ended December 31, 2021 and 2020, respectively. Additionally, for the year end December 31, 2021, the Company sources an additional 56% of its fuel from four other fuel vendors, which all exceed 10% of fuel purchase volume.

Property and Equipment

Property and equipment are carried at cost or, if acquired through a business combination, at the fair value of the assets as of the acquisition date. Depreciation is recognized using the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and leasehold improvements	10 to 40 years
Vehicles	5 years
Fuel equipment	5 to 30 years
Convenience store equipment	5 to 15 years

Amortization of leasehold improvements is based upon the shorter of the remaining terms of the leases including renewal periods that are reasonably assured or the estimated useful lives. Expenditures for maintenance and repairs are charged directly to expense when incurred and major improvements are capitalized. Construction in progress is stated at cost, which includes the cost of construction and other direct costs attributable to the construction. No provision for depreciation is made on construction in progress until such time as the assets are completed and placed into use.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the identifiable tangible and intangible assets of businesses acquired. Goodwill is tested at least annually for impairment by first comparing the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

measure the amount of the impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the reporting unit’s fair value (as determined in the first step) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess. The Company performed a quantitative assessment in testing goodwill for impairment for the year ended December 31, 2021 and December 31, 2020, which resulted in no impairment.

Long-lived Assets

The Company reviews its long-lived assets, which include property and equipment and intangible assets, for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be fully recoverable. Events or changes in circumstances are evaluated based on a number of factors including operating results, business plans and forecasts, general and industry trends, and economic projections and anticipated cash flows. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of those assets, typically determined by the undiscounted cash flows associated with those assets. These future cash flows are based on management’s projection of future financial results, including revenues, costs, working capital changes, and capital expenditures. Actual results may differ from those estimates. Based on management’s assessment, no impairment of long-lived assets exists for the years ended December 31, 2021 and 2020.

Environmental Remediation Liabilities

The Company accrues for environmental remediation liabilities when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. The Company had no environmental remediation liabilities as of December 31, 2021 and 2020.

Fair Value of Financial Instruments

The carrying value of cash, accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities approximate their fair values due to the relatively short maturity of the respective instruments. The carrying amount of the term loan, revolver and subordinated debt – related party approximates fair value due to interest charges based on variable market rates.

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs. The excess of the purchase price for the Company’s business combination over the fair value of acquired net assets was allocated to goodwill and other intangible assets. The estimated

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

fair value of the assets acquired and liabilities assumed as discussed in Note C was determined utilizing Level 3 inputs.

Income Taxes

The Company is a limited liability company and is treated as a partnership for income tax purposes. Consequently, all the effects of the Company’s income or loss are passed through to the members. Accordingly, no provision or liability for income taxes has been included in the consolidated financial statements. Tax years ending after December 31, 2019 remain open and are subject to examination by the taxing authorities.

Management is not aware of any material uncertain tax positions as of December 31, 2021 and 2020. Any interest or penalties associated with an unrecognized tax expense would be classified as interest expense or other expense in the consolidated statements of operations.

Class B Members’ Interests Compensation Expense

The Company measures and recognizes compensation expense for members’ interests awards by expensing the fair value of each award at its grant date over the service period necessary for each award to vest. The Company accounts for forfeitures of members’ interests compensation awards as they occur.

Debt Financing Costs

Deferred financing costs are recorded as a contra-liability in long-term debt, net in the consolidated balance sheets. The deferred financing costs are amortized as interest expense over the life of the loan using the straight-line method, which approximates the effective interest method.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (ASU 2016-2). This update requires lessees to recognize most leases on their balance sheets as lease liabilities with corresponding right-of-use assets to give investors, lenders and other financial statement users a more comprehensive view of a company’s long-term financial obligations as well as the assets it owns versus leases. This distinction will affect how leases are measured and presented in the consolidated statement of operations and the consolidated statement of cash flows. This update is effective for annual periods ending after December 15, 2021, and for the interim periods beginning after December 15, 2022. Early adoption is permitted. This update permits adoption by use of either the retrospective or the modified retrospective methods. The Company will adopt this guidance effective January 1, 2022 (first day of fiscal 2022). The Company is currently evaluating the impact this guidance will have on our consolidated financial statements as well as the expected adoption method.

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE B - BUSINESS ACQUISITION

On November 8, 2021, the Company acquired the business of Market Express through a stock purchase agreement in which retail and dealer site assets were acquired and liabilities assumed. The Company financed its share of the consideration from its own sources and from an unrelated third party real estate fund (Real Estate Fund). The transaction was accounted for under the provisions of ASC 805, Business Combinations. Accordingly, the Company recorded the tangible assets and liabilities and identifiable intangible assets at their estimated fair values. The goodwill is attributable to the general reputation of the business and the collective experience of the management and employees of the Company and not deductible for tax purposes.

In connection with this acquisition, the Company incurred $529,483 of transaction expenses during the year ended December 31, 2021 and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

A summary of the preliminary purchase price and allocation is as follows:

Amount
Accounts receivable	$ 2,268,000
Inventory	1,960,000
Other current assets	11,306
Property and equipment	39,197,844
Fuel supply contract	580,000
Goodwill	3,905,673

Total assets acquired	47,922,823

Accounts payable	(2,530,000)
Asset retirement obligation	(2,200,000)
Total liabilities assumed	(4,730,000)
Consideration paid in cash	13,074,979
Consideration provided by the Real Estate Fund	30,117,844
Total consideration	$ 43,192,823

On September 30, 2021, the Company acquired the business of Rose Oil through a stock purchase agreement in which retail and dealer site assets were acquired and liabilities assumed. The Company financed its share of the consideration from its own sources and from a Real Estate Fund. The transaction was accounted for under the provisions of ASC 805, Business Combinations. Accordingly, the Company recorded the tangible assets and liabilities and identifiable intangible assets at their estimated fair values. The goodwill is attributable to the general reputation of the business and the collective experience of the management and employees of the Company and not deductible for tax purposes.

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

In connection with this acquisition, the Company incurred $573,700 of transaction expenses during the year ended December 31, 2021 and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

A summary of the preliminary purchase price and allocation is as follows:

Amount
Accounts receivable	$ 727,223
Inventory	1,797,760
Other current assets	324,808
Property and equipment	40,361,519
Fuel supply contract	2,100,000
Goodwill	5,214,069

Total assets acquired	50,525,379

Accounts payable	(1,105,255)
Asset retirement obligation	(1,000,000)
Total liabilities assumed	(2,105,255)
Consideration paid in cash	25,608,605
Consideration provided by the Real Estate Fund	22,811,519
Total consideration, net of cash acquired of $23,865	$ 48,420,124

On March 15, 2021, the Company acquired the business of Pine Belt Oil through a stock purchase agreement in which retail and dealer site assets were acquired and liabilities assumed. The Company financed its share of the consideration from its own sources. The transaction was accounted for under the provisions of ASC 805, Business Combinations. Accordingly, the Company recorded the tangible assets and liabilities and identifiable intangible assets at their estimated fair values. The goodwill is attributable to the general reputation of the business and the collective experience of the management and employees of the Company and not deductible for tax purposes.

In connection with this acquisition, the Company incurred $508,303 of transaction expenses during the year ended December 31, 2021 and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

A summary of the preliminary purchase price and allocation is as follows:

Amount
Accounts receivable	$ 5,377,219
Inventory	3,340,347
Property and equipment	26,200,000
Fuel supply contract	1,500,000
Goodwill	778,889

Total assets acquired	37,196,455

Accounts payable	(6,236,525)
Asset retirement obligation	(320,000)

Total liabilities assumed	(6,556,525)

Total cash consideration, net of cash acquired of $38,677	$ 30,639,930

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

On March 15, 2021, the Company acquired the assets of Piedmont Petroleum through an asset purchase agreement in which certain retail site assets were acquired and liabilities assumed. The Company financed its share of the consideration from its own sources. The transaction was accounted for under the provisions of ASC 805, Business Combinations. Accordingly, the Company recorded the tangible assets and liabilities at their estimated fair values.

In connection with this acquisition, the Company incurred $231,740 of transaction expenses during the year ended December 31, 2021 and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

A summary of the preliminary purchase price and allocation is as follows:

Amount
Inventory	$ 2,000,000
Property and equipment	15,380,000
Total assets acquired	17,380,000
Asset retirement obligation	(460,000)
Gain on bargain purchase	(1,350,942)
Total liabilities assumed	(1,810,942)
Total cash consideration	$ 15,569,058

During the measurement period, the Company will continue to obtain information to assist in determining the fair value of net assets acquired, which may differ materially from these preliminary estimates. Measurement period adjustments, if applicable, will be applied in the reporting period in which the adjustment amounts are determined.

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE C - INVENTORY

Inventory as of December 31, 2021 and 2020, consisted of the following:

	2021	2020

Merchandise inventory	$10,953,072	$5,929,936
Fuel inventory	10,310,647	2,198,363
Lottery inventory	477,595	257,760

Total inventory	$21,741,314	$8,386,059

NOTE D - PROPERTY AND EQUIPMENT, NET

Property and equipment, net at December 31, 2021 and 2020 consisted of the following:

	2021	2020
Land	$ 27,056,000	$ 15,250,000
Buildings and leasehold improvements	49,048,832	21,018,358
Convenience store equipment	39,991,556	32,315,892
Vehicles	3,529,998	2,755,042
Construction in progress	1,809,817	633,446
	121,436,203	71,972,738
Accumulated depreciation	(11,509,429)	(6,715,033)
Property and equipment, net	$ 109,926,774	$ 65,257,705

Depreciation of property and equipment was $7,237,695 and $8,307,717 for the years ended December 31, 2021 and 2020, respectively, and is included in depreciation and amortization within the accompanying consolidated statements of operations.

Sale-Leaseback

During 2021, the Company entered into a sale-leaseback transaction whereby it disposed of fixed assets with a net book value of $61,839,148 and received proceeds of $62,819,006, net of expenses. The gain on sale was deferred and is being recognized ratably over the term of 15 years and is included as an offset to selling general and administrative expenses on the consolidated statements of operations.

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE E - GOODWILL AND INTANGIBLE ASSETS, NET

The carrying amount of goodwill is $25,266,682 and $15,368,051 as of December 31, 2021 and 2020, respectively. The change in the carrying value of goodwill was as follows:

Goodwill
Balance as of December 31, 2019	$13,764,023
Measurement period adjustment	1,604,028

Balance as of December 31, 2020	15,368,051
Market Express acquisition	3,905,673
Rose Oil acquisition	5,214,069
Pine Belt Oil acquisition	788,889
Balance as of December 31, 2021	$25,266,682

As part of the 2021 acquisitions, the Company generated an additional $4,180,000 in fuel supply contact intangibles for the year ended December 31, 2021. Other intangible assets consisted of the following:

	2021	2020
Fuel supply contract	$23,460,000	$19,280,000
Unfavorable market leases	(3,650,000)	(3,650,000)

Total intangibles, gross	19,810,000	15,630,000

Accumulated amortization – fuel supply contract	(4,839,122)	(2,731,333)
Accumulated amortization – unfavorable market leases	635,002	373,820
Total intangibles, net	$15,605,880	$13,272,487

Amortization for the years ended December 31, 2021 and 2020 was $1,846,607 and $1,664,446, respectively, which is included in depreciation and amortization within the accompanying consolidated statements of operations.

Future estimated amortization expense for intangibles is as follows:

Year Ending December 31,
2022	$2,081,360
2023	2,081,360
2024	2,088,478
2025	2,093,246
2026	2,123,287
Thereafter	5,138,149
Total	$15,605,880

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE F - DEBT

Debt consists of the following:

	2021	2020
JPM Revolver	$4,000,000	$-
JPM Term	48,125,000	-
JPM Delayed Term	19,750,000	-
Subordinated debt - related party	-	26,526,979
BNP facility	-	35,561,568
Less: current portion	7,500,000	35,561,568
Less: deferred financing costs	3,471,583	-
Total long-term debt, net	$ 60,903,417	$ 26,526,979
Scheduled principal payments of debt are as follows:
		Amount
2022		$7,500,000
2023		5,250,000
2024		5,250,000
2025		7,000,000
2026		46,875,000
Total		$71,875,000

Debt

On March 27, 2020, the Company entered into a facility with BNP PARIBAS (BNP) for a combined amount of $150 million of which $50 million was available after meeting certain compliance provisions stated in the agreement. This facility had an original maturity date of September 2023. On September 28, 2020, the Company executed a revised and amended credit agreement with BNP that included a $24.5 million capital injection from Energy Capital Partners (majority shareholder), which was used to partially pay down the balance owed on the credit facility. The remaining BNP loan balance of $35.6 million was structured as interest-only term debt maturing on March 28, 2021. As part of the various BNP credit facilities, the Company incurred $4,316,202 in deferred financing costs in which a majority of these costs related to the initial agreement and were subsequently written off during the year. The interest rate on this term note was variable based on an index rate of LIBOR plus an applicable margin. There were no financial covenants on this term note.

As of December 31, 2020, the Company had $26.5 million of subordinated debt owed to Energy Capital Partners. This balance consisted of the $24.5 million capital injection on September 28th, plus an additional

$1.5 million on December 14, 2020, plus capitalized interest. The promissory note underlying this debt agreement had an original maturity date of December 31, 2024, and bears interest at a rate of 8% per annum. The interest was “payable-in-kind” monthly and added to the principal balance. On March 12, 2021, coincident with the closing of the JPM Facility, the subordinated debt was forgiven and converted to members’ equity.

On March 12, 2021, the Company entered into a new syndicated senior credit facility with JP Morgan Chase Bank (the Facility) as lead arranger, which provided the Company with capital to pay off the BNP facility and fund future acquisitions. The Facility includes a term loan (the Term Loan) totaling $50 million with a maturity date of March 2026, and a revolving line of credit (the Revolver) with maximum borrowing of $15 million, also maturing in March 2026. Additionally, the Company has the ability to add up to $20 million to its term loan and exercised its ability in October and November 2021 to withdrawal an additional

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

$20 million. This delayed draw has the same terms as the Term Loan. The Facility is secured by mortgages on certain parcels of real property owned by the Company. Additionally, the Revolver is secured by a borrowing base of eligible accounts receivable and inventories. The interest rate on the Term Loan and Revolver is variable based on an index rate of LIBOR plus an applicable margin. The Facility contains certain debt covenants (measured quarterly) that define maximum total leverage ratio and minimum fixed charge coverage ratio. The Company is in compliance with all covenants.

The Company capitalized $3,933,308 in costs related to its debt financing with JP Morgan Chase. Fees and costs classified as debt issuance costs relate to costs incurred to obtain long-term financing. Accumulated amortization attributable to debt issuance costs associated with JP Morgan Chase Bank totaled $461,725 as of December 31, 2021.

NOTE G - ASSET RETIREMENT OBLIGATIONS

The Company recognizes the estimated future cost to dispose of underground storage tanks over the estimated useful life of the storage tank in accordance with authoritative guidance. The Company records a discounted liability for the fair value of an asset retirement obligation with a corresponding increase in the carrying value of the related long-lived asset at the time an underground storage tank is installed. The Company amortizes the amount added to the property and equipment and recognizes accretion expense in connection with the discounted liability over the remaining life of the respective underground storage tanks.

The estimated liability is based on the historical experience in disposing of the tanks, estimated tank useful lives, external estimates as to the cost to dispose of the tanks in the future, and federal and state regulatory requirements. The liability is discounted using a credit adjusted risk-free rate of 5%. Revisions to the liability and the related long-lived asset could occur due to changes in tank disposal costs, tank useful lives, or if federal and state regulators enact new guidance on the removal of such tanks. The liability is included in long-term accrued liabilities.

	2021	2020
Beginning balance	$ 6,074,926	$ 7,159,395
Additions	3,980,000	-
Retirement	(733,316)	(1,228,734)
Accretion expense	247,234	144,265
Ending balance	$ 9,568,844	$ 6,074,926

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE H - COMMITMENTS AND CONTINGENCIES

The Company leases certain operating locations and equipment under operating leases that will expire at various dates through 2036. Rent expense was approximately $4,597,000 and $5,514,680 for the years ended December 31, 2021 and 2020, respectively and included in selling, general and administrative in the consolidated statements of operations. At December 31, 2021, the Company’s minimum annual rental commitments under operating leases were as follows:

As of December 31,	2021
2022	$7,749,106
2023	7,467,245
2024	7,471,235
2025	7,108,360
2026	6,457,101
Thereafter	77,923,450
Total	$114,176,497

Fuel Vendor Agreements

The Company enters into fuel supply contracts with various major fuel suppliers. These fuel supply contracts have expiration dates at various times through 2031. In connection with certain of these fuel supply and related incentive agreements, the Company received upfront payments for rebranding costs and other incentives. If the Company defaults under the terms of any contract, including not purchasing committed fuel purchase volume, or terminates any supply agreement prior to the end of the applicable term, the Company must reimburse the respective fuel supplier for the unearned unamortized portion of the payments received to date, based on the amortization schedule outlined in each respective agreement. The payments are amortized and recognized as a reduction to fuel cost using the straight-line method based on the term of each agreement or based on fuel volume purchased. The amount of the unamortized liability was approximately $6.0 million and $6.1 million as of December 31, 2021 and 2020, respectively, which was recorded in deferred revenue on the consolidated balance sheets. The Company has $1.8 million and $2.3 million in receivables related to vendor agreements, which was recorded in other current assets as of December 31, 2021 and 2020, respectively included in other current assets on the consolidated balance sheets. As of December 31, 2020, the Company was in compliance with its principal fuel vendor agreements.

Legal Proceedings

From time to time, the Company may be involved in various legal proceedings incidental to the ordinary course or business. The Company does not believe that any of these proceedings will have a material adverse effect on its business or financial condition.

Transit Energy Group, LLC and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2021 and 2020

NOTE I - CLASS A MEMBERS’ INTERESTS

Energy Capital Partners contributed cash to the Company in exchange for 100% of Class A members’ interests. The Company’s certificate of incorporation, dated May 1, 2019, discusses, among other matters, seniority, dividend rights, voting rights, and liquidation rights. The certificate of incorporation authorizes Class A Members’ Interests and Class B Members’ Interests.

NOTE J - CLASS B MEMBERS’ INTERESTS

On July 30, 2019 the Company adopted a Profit Participation Plan (the Plan). The Plan provides incentives to eligible employees in the form of incentive nonvoting Class B Members’ Interests, which allows for the eligible person to share in the profits of the Company over certain thresholds defined in the agreement upon change in control of the Company. During the year ended December 31, 2021, the Company granted 3,700 member interests, had 1,780 member interests forfeited and has a reserve of 1,585 member interests for future grants. During the year ended December 31, 2020, the Company granted 3,150 time vested member interests, had 5,305 member interests forfeited and had a reserve of 3,505 member interests for future grants. Class B member interests vest on the first anniversary of the grant date and annually thereafter over five years. The Company had $260,911 and $63,000 in expense related to these members’ interests in the years ended December 31, 2021 and December 31, 2020, respectively, which is included in Class B members’ interest compensation expense in the consolidated statements of operations. Upon termination of employment, the employees will forfeit any unvested units.

NOTE K - SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 15, 2022 the date these consolidated financial statements were available to be issued. All subsequent events requiring recognition or disclosure have been incorporated into these consolidated financial statements.

In 2022, the Company plans to continue its strategy of growth through acquisition, and closed on the purchase of a single site acquisition in North Carolina in March of 2022 for a purchase price of $3.2 million. The Company has also signed a PSA with an acquisition target for an estimated purchase price of $35.0 million, which includes 24 company operated convenience stores located in Louisiana. Through these acquisitions, the Company continues to expand its presence in the Southeast region of the United States.